Exhibit 3.1

Execution Version

AMENDMENT NO. 4 TO

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER OPERATING, L.P.

This Amendment No. 4 (this “Amendment No. 4”) to the Fifth Amended and Restated Agreement of Limited Partnership of Energy Transfer Operating, L.P. (the “Partnership”) dated as of October 19, 2018 (as amended to date, the “Partnership Agreement”) is hereby adopted effective as of January 22, 2020 (the “Effective Date”) by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as the general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement (i) pursuant to Section 13.1(d)(i) thereof to reflect a change that, the General Partner determines, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect or (ii) pursuant to Section 13.1(g) thereof to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.5 of the Partnership Agreement;

WHEREAS, in connection with the transactions contemplated by that certain Underwriting Agreement, dated as of January 7, 2020, by and among the Partnership and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., MUFG Securities Americas Inc., Natixis Securities Americas LLC and TD Securities (USA) LLC, the Partnership has agreed to issue limited partner interests designated as (i) “6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units” and (ii) “7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units,” each having the rights, preferences and privileges set forth in this Amendment No. 4;

WHEREAS, in connection with the transactions contemplated by the Contribution and Assumption Agreement, dated as of July 1, 2019 (the “Contribution and Assumption Agreement”), by and between the Partnership and ETP Holdco Corporation, a Delaware corporation (“ETP Holdco”), the Partnership issued to ETP Holdco limited partner interests designated as “Class M Units” having the rights, preferences and privileges set forth in Amendment No. 3, effective as of July, 1, 2019 (“Amendment No. 3”), to the Partnership Agreement;

WHEREAS, at the time of the adoption of Amendment No. 3 and at all times thereafter, it was intended that Amendment No. 3 amend the Partnership Agreement by adding a new Section 5.17 at the end of Article V to establish a class of Partnership Securities designated as “Class M Units” and was never intended to revise the language in Section 5.15 of the Partnership Agreement as set forth in Amendment No. 1, effective as of December 31, 2018, to the Partnership Agreement that established a class of Partnership Securities designated as “Class L Units”;

WHEREAS, Amendment No. 3 contained a scrivener’s error in referencing the establishment of the Class M Units in a new “Section 5.15” instead of a new “Section 5.17”; and

WHEREAS, the General Partner has determined, (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect and (ii) pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or appropriate in connection with the authorization of the issuance of the 6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units and the 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.    Amendments.

(a)    Section 1.1 of the Partnership Agreement is amended to add or to amend and restate the following definitions in their entirety in the appropriate alphabetical order:

“Amendment No. 3” means Amendment No. 3 to the Partnership Agreement, effective as of July 1, 2019.

“Arrears” means, (a) with respect to the Series A Distributions, the full cumulative Series A Distributions through the most recent Series A Distribution Payment Date that have not been paid on all Outstanding Series A Preferred Units, (b) with respect to the Series B Distributions, the full cumulative Series B Distributions through the most recent Series B Distribution Payment Date that have not been paid on all Outstanding Series B Preferred Units, (c) with respect to the Series C Distributions, the full cumulative Series C Distributions through the most recent Series C Distribution Payment Date that have not been paid on all Outstanding Series C Preferred Units, (d) with respect to the Series D Distributions, the full cumulative Series D Distributions through the most recent Series D Distribution Payment Date that have not been paid on all Outstanding Series D Preferred Units, (e) with respect to the Series E Distributions, the full cumulative Series E Distributions through the most recent Series E Distribution Payment Date that have not been paid on all Outstanding Series E Preferred Units, (f) with respect to the Series F Distributions, the full cumulative Series F Distributions through the most recent Series F Distribution Payment Date that have not been paid on all Outstanding Series F Preferred Units and (g) with respect to the Series G Distributions, the full cumulative Series G Distributions through the most recent Series G Distribution Payment Date that have not been paid on all Outstanding Series G Preferred Units.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)     the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b)     the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) provide funds for Series A Distributions, (iv) provide funds for Series B Distributions, (v) provide funds for Series C Distributions, (vi) provide funds for Series D Distributions, (vii) provide funds for Series E Distributions, (viii) provide funds for Series F Distributions or (ix) provide funds for Series G Distributions; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Calculation Agent” means the financial institution that will be appointed by the General Partner prior to the Series A Floating Rate Period, Series B Floating Rate Period, Series C Floating Rate Period, Series D Floating Rate Period, Series E Floating Rate Period, Series F Reset Distribution Determination Date preceding the Series F First Call Date or Series G Reset Distribution Determination Date preceding the Series G First Call Date to act in its capacity as calculation agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units and the Series G Preferred Units, as applicable, and its successors and assigns or any other calculation agent appointed by the General Partner. For the avoidance of doubt, the Partnership and its affiliates shall not be appointed by the General Partner to act as calculation agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units or the Series G Preferred Units.

“Class M Unit Quarterly Distribution” has the meaning set forth in Section 5.17(b)(iii)(B).

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit, a Series E Preferred Unit, a Series F Preferred Unit or a Series G Preferred Unit.

“Equity Credit” means the dollar amount or percentage in relation to the stated liquidation preference amount of (a) $1,000.00 per Series A Preferred Unit, (b) $1,000.00 per

Series B Preferred Unit, (c) $25.00 per Series C Preferred Unit, (d) $25.00 per Series D Preferred Unit, (e) $25.00 per Series E Preferred Unit, (f) $1,000.00 per Series F Preferred Unit or (g) $1,000.00 per Series G Preferred Unit, assigned to the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units or Series G Preferred Units, as applicable, as equity, rather than debt, by a Rating Agency in evaluating the capital structure of the Partnership.

“H.15(519)” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class K Units, Class L Units, Class M Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units and Series G Preferred Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

“most recent H.15(519)” means the H.15(519) published closest in time but prior to the close of business on the second Business Day prior to the Series F Reset Date or the Series G Reset Date, as applicable.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iii) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (a) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (b) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (a); provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (c) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner, (d) to any Series A Holder in connection with any vote, consent or approval of the Series A Holders pursuant to Section 5.11(b)(iii), (e) to any Series B Holder in connection with any vote, consent or approval of the Series B Holders pursuant to Section 5.12(b)(iii), (f) to any Series C Holder in connection with any vote, consent or approval of the Series C Holders pursuant to Section 5.13(b)(iii), (g) to any Series D Holder in connection with any vote, consent or approval of the

Series D Holders pursuant to Section 5.14(b)(iii), (h) to any Series E Holder in connection with any vote, consent or approval of the Series E Holders pursuant to Section 5.16(b)(iii), (i) to any Series F Holder in connection with any vote, consent or approval of the Series F Holders pursuant to Section 5.18(b)(iii) or (j) to any Series G Holder in connection with any vote, consent or approval of the Series G Holders pursuant to Section 5.19(b)(iii).

“Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units and the Series G Preferred Units, and its respective successors and assigns or any other paying agent appointed by the General Partner; provided, however, that if no Paying Agent is specifically designated for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units or the Series G Preferred Units, the General Partner shall act in such capacity.

“Percentage Interest” means as of any date of determination (a) as to any holder of a Common Unit or Assignee holding Common Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraph (b) by (ii) the quotient obtained by dividing (A) the number of Common Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Common Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.5, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest and with respect to a Class K Unit, a Class L Unit, a Class M Unit, a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit, a Series E Preferred Unit, a Series F Preferred Unit and a Series G Preferred Unit shall at all times be zero.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all such designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests, (c) solely when modifying Series A Holders, apportioned equally among all Series A Holders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Holder, (d) solely when modifying Series B Holders, apportioned equally among all Series B Holders in accordance with the relative number or percentage of Series B Preferred Units held by each such Series B Holder, (e) solely when modifying Series C Holders, apportioned equally among all Series C Holders in accordance with the relative number or percentage of Series C Preferred Units held by each such Series C Holder, (f) solely when modifying Series D Holders, apportioned equally among all Series D Holders in accordance with the relative number or percentage of Series D Preferred Units held by each such Series D Holder, (g) solely when modifying Series E Holders, apportioned equally among all Series E Holders in accordance with the relative number or percentage of Series E Preferred Units held by each such Series E Holder, (h) solely when modifying Series F Holders, apportioned equally among all Series F Holders in accordance with the relative number or percentage of Series F Preferred Units held by each such Series F Holder and (i) solely when modifying Series G Holders, apportioned equally among all Series G Holders in accordance with the relative number or percentage of Series G Preferred Units held by each such Series G Holder.

“Series F Base Liquidation Preference” means a liquidation preference for each Series F Preferred Unit initially equal to $1,000.00 per Series F Preferred Unit.

“Series F Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series F Preferred Units, as such criteria are in effect as of the Series F Original Issue Date.

“Series F Distribution Payment Date” means the 15th day of each May and November of each year (except that the Series F Distribution Payment Date for the initial Series F Distribution Period shall be May 15, 2020); provided however, that if any Series F Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series F Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series F Distribution Period” means a period of time from and including the preceding Series F Distribution Payment Date (other than the initial Series F Distribution Period, which shall commence on and include the Series F Original Issue Date), to, but excluding, the next Series F Distribution Payment Date for such Series F Distribution Period.

“Series F Distribution Rate” means an initial distribution rate for the Series F Preferred Units from and including the date of original issue to, but excluding, the Series F First Call Date equal to 6.750% per annum of the $1,000.00 liquidation preference per Series F Preferred Unit (equal to $67.50 per Series F Preferred Unit per annum). On and after the Series F First Call Date, the distribution rate on the Series F Preferred Units for each Series F Reset Period will equal for each Series F Preferred Unit a percentage of the $1,000.00 liquidation preference for such Series F Preferred Unit equal to the Series F Five-year U.S. Treasury Rate as of the most recent Series F Reset Distribution Determination Date plus a spread of 5.134% per annum.

“Series F Distribution Record Date” has the meaning given such term in Section 5.18(b)(ii)(B).

“Series F Distributions” means distributions with respect to Series F Preferred Units pursuant to Section 5.18(b)(ii).

“Series F First Call Date” means May 15, 2025.

“Series F Five-year U.S. Treasury Rate” means, as of any Series F Reset Distribution Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean, for the immediately preceding week, of the daily yields to maturity for U.S. Treasury securities with a maturity of five years from the next Series F Reset Date and trading in the public securities markets or (ii) if the H.15(519) is not published during the week preceding the Series F Reset Distribution Determination Date, or does not contain such yields, then the rate will be determined by interpolation between the arithmetic mean, for the immediately preceding week, of the daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Series F Reset Date following the next succeeding Series F Reset Distribution Determination Date, and (B) the other maturity as close as possible to, but later than, the Series F Reset Date following the next succeeding Series F Reset

Distribution Determination Date, in each case as published in the most recent H.15(519) under the caption “Treasury Constant Maturities” as the yield on actively traded U.S. Treasury securities adjusted to constant maturity. If the Series F Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Series F Five-year U.S. Treasury Rate will be the same interest rate determined for the immediately preceding Series F Reset Distribution Determination Date, or if this sentence is applicable with respect to the first Series F Reset Distribution Determination Date, 6.750%.

“Series F Holder” means a Record Holder of Series F Preferred Units.

“Series F Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series F Preferred Units, including but not limited to Common Units, Class K Units, Class L Units, Class M Units and the General Partner Interest, but excluding any Series F Parity Securities and Series F Senior Securities.

“Series F Liquidation Preference” means a liquidation preference for each Series F Preferred Unit initially equal to $1,000.00 per Series F Preferred Unit (subject to adjustment for any splits, combinations or similar adjustments to the Series F Preferred Units), which liquidation preference shall be subject to increase by the per Series F Preferred Unit amount of any accumulated and unpaid Series F Distributions (whether or not such distributions shall have been declared).

“Series F Original Issue Date” means January 22, 2020.

“Series F Parity Securities” means the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series G Preferred Units and any class or series of Partnership Interests established after the Series F Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series F Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series F Preferred Units” has the meaning given such term in Section 5.18(a).

“Series F Rating Event” means a change by any Rating Agency to the Series F Current Criteria, which change results in (a) any shortening of the length of time for which the Series F Current Criteria are scheduled to be in effect with respect to the Series F Preferred Units or (b) a lower Equity Credit being given to the Series F Preferred Units than the Equity Credit that would have been assigned to the Series F Preferred Units by such Rating Agency pursuant to its Series F Current Criteria.

“Series F Redemption Date” has the meaning given such term in Section 5.18(b)(iv)(A).

“Series F Redemption Notice” has the meaning given such term in Section 5.18(b)(iv)(B).

“Series F Redemption Price” has the meaning given such term in Section 5.18(b)(iv)(A).

“Series F Reset Date” means the Series F First Call Date and each date falling on the fifth anniversary of the preceding Series F Reset Date.

“Series F Reset Distribution Determination Date” means, in respect of any Series F Reset Period, the day falling two Business Days prior to the beginning of such Series F Reset Period.

“Series F Reset Period” means the period from and including the Series F First Call Date to, but excluding, the next following Series F Reset Date and thereafter each period from and including each Series F Reset Date to, but excluding, the next following Series F Reset Date, until such time as all of the Outstanding Series F Preferred Units are redeemed in accordance with Section 5.18(b)(iv).

“Series F Senior Securities” means any class or series of Partnership Interests established after the Series F Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series F Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series G Base Liquidation Preference” means a liquidation preference for each Series G Preferred Unit initially equal to $1,000.00 per Series G Preferred Unit.

“Series G Current Criteria” means the Equity Credit criteria of a Rating Agency for securities such as the Series G Preferred Units, as such criteria are in effect as of the Series G Original Issue Date.

“Series G Distribution Payment Date” means the 15th day of each May and November of each year (except that the Series G Distribution Payment Date for the initial Series G Distribution Period shall be May 15, 2020); provided however, that if any Series G Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series G Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series G Distribution Period” means a period of time from and including the preceding Series G Distribution Payment Date (other than the initial Series G Distribution Period, which shall commence on and include the Series G Original Issue Date), to, but excluding, the next Series G Distribution Payment Date for such Series G Distribution Period.

“Series G Distribution Rate” means an initial distribution rate for the Series G Preferred Units from and including the date of original issue to, but excluding, the Series G First Call Date equal to 7.125% per annum of the $1,000.00 liquidation preference per Series G Preferred Unit (equal to $71.25 per Series G Preferred Unit per annum). On and after the Series G First Call Date, the distribution rate on the Series G Preferred Units for each Series G Reset Period will equal for each Series G Preferred Unit a percentage of the $1,000.00 liquidation preference for such Series G Preferred Unit equal to the Series G Five-year U.S. Treasury Rate as of the most recent Series G Reset Distribution Determination Date plus a spread of 5.306% per annum.

“Series G Distribution Record Date” has the meaning given such term in Section 5.19(b)(ii)(B).

“Series G Distributions” means distributions with respect to Series G Preferred Units pursuant to Section 5.19(b)(ii).

“Series G First Call Date” means May 15, 2030.

“Series G Five-year U.S. Treasury Rate” means, as of any Series G Reset Distribution Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean, for the immediately preceding week, of the daily yields to maturity for U.S. Treasury securities with a maturity of five years from the next Series G Reset Date and trading in the public securities markets or (ii) if the H.15(519) is not published during the week preceding the Series G Reset Distribution Determination Date, or does not contain such yields, then the rate will be determined by interpolation between the arithmetic mean, for the immediately preceding week, of the daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Series G Reset Date following the next succeeding Series G Reset Distribution Determination Date, and (B) the other maturity as close as possible to, but later than, the Series G Reset Date following the next succeeding Series G Reset Distribution Determination Date, in each case as published in the most recent H.15(519) under the caption “Treasury Constant Maturities” as the yield on actively traded U.S. Treasury securities adjusted to constant maturity. If the Series G Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Series G Five-year U.S. Treasury Rate will be the same interest rate determined for the immediately preceding Series G Reset Distribution Determination Date, or if this sentence is applicable with respect to the first Series G Reset Distribution Determination Date, 7.125%.

“Series G Holder” means a Record Holder of Series G Preferred Units.

“Series G Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series G Preferred Units, including but not limited to Common Units, Class K Units, Class L Units, Class M Units and the General Partner Interest, but excluding any Series G Parity Securities and Series G Senior Securities.

“Series G Liquidation Preference” means a liquidation preference for each Series G Preferred Unit initially equal to $1,000.00 per Series G Preferred Unit (subject to adjustment for any splits, combinations or similar adjustments to the Series G Preferred Units), which liquidation preference shall be subject to increase by the per Series G Preferred Unit amount of any accumulated and unpaid Series G Distributions (whether or not such distributions shall have been declared).

“Series G Original Issue Date” means January 22, 2020.

“Series G Parity Securities” means the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units and any class or series of Partnership Interests established after the Series G Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series G Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series G Preferred Units” has the meaning given such term in Section 5.19(a).

“Series G Rating Event” means a change by any Rating Agency to the Series G Current Criteria, which change results in (a) any shortening of the length of time for which the Series G Current Criteria are scheduled to be in effect with respect to the Series G Preferred Units or (b) a lower Equity Credit being given to the Series G Preferred Units than the Equity Credit that would have been assigned to the Series G Preferred Units by such Rating Agency pursuant to its Series G Current Criteria.

“Series G Redemption Date” has the meaning given such term in Section 5.19(b)(iv)(A).

“Series G Redemption Notice” has the meaning given such term in Section 5.19(b)(iv)(B).

“Series G Redemption Price” has the meaning given such term in Section 5.19(b)(iv)(A).

“Series G Reset Date” means the Series G First Call Date and each date falling on the fifth anniversary of the preceding Series G Reset Date.

“Series G Reset Distribution Determination Date” means, in respect of any Series G Reset Period, the day falling two Business Days prior to the beginning of such Series G Reset Period.

“Series G Reset Period” means the period from and including the Series G First Call Date to, but excluding, the next following Series G Reset Date and thereafter each period from and including each Series G Reset Date to, but excluding, the next following Series G Reset Date, until such time as all of the Outstanding Series G Preferred Units are redeemed in accordance with Section 5.19(b)(iv).

“Series G Senior Securities” means any class or series of Partnership Interests established after the Series G Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series G Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity. The Transfer Agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units and the Series G Preferred Units shall be American Stock Transfer & Trust Company, LLC, and its successors and assigns, or any other transfer agent and registrar appointed by the General Partner for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units or the Series G Preferred Units, as applicable.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class K Units, Class L Units, Class M Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units and Series G Preferred Units, but shall not include the General Partner Interest.

“Unit Majority” means at least a majority of the Outstanding Units (excluding the Class K Units, Class L Units, Class M Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units and Series G Preferred Units in respect of matters in which the holders of the Class K Units, Class L Units, Class M Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units and Series G Preferred Units are not entitled to a vote), voting together as a single class.

(b)    Section 5.4(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 5.4     Capital Accounts.

(a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest (provided that the Capital Account of a Series A Holder, a Series B Holder, a Series C Holder, a Series D Holder, a Series E Holder, a Series F Holder or a Series G Holder shall not be reduced by any Series A Distributions, Series B Distributions, Series C Distributions, Series D Distributions, Series E Distributions, Series F Distributions or Series G Distributions it receives) and (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The Capital Account balance with respect to each Common Unit as of the Effective Time was the Closing Price of the Common Units on the day the Effective Time occurred. The initial Capital Account Balance in respect of each Series A Preferred Unit on the Series A Original Issue Date was the Series A Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series B Preferred Unit on the Series B Original Issue Date was the Series B Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series C Preferred Unit on the Series C Original Issue Date was the Series C Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series D Preferred Unit on the Series D Original Issue Date was the Series D Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series E Preferred Unit on the Series E Original Issue Date was the Series E Liquidation Preference on

such date. The initial Capital Account Balance in respect of each Series F Preferred Unit on the Series F Original Issue Date shall be the Series F Liquidation Preference on such date. The initial Capital Account Balance in respect of each Series G Preferred Unit on the Series G Original Issue Date shall be the Series G Liquidation Preference on such date.”

(c)    Section 1(b) of Amendment No. 3 is hereby amended and restated as follows in order to correct a scrivener’s error in Amendment No. 3 by substituting a reference to “Section 5.17” for each reference to “Section 5.15” where it appeared in Section 1(b) of Amendment No. 3, in each case effective as of July 1, 2019 (the effective date of Amendment No. 3):

“Section 5.17    Establishment of Class M Units.

(a)    General. The General Partner designated and created a class of Partnership Securities designated as “Class M Units.” In accordance with Section 5.5, the General Partner shall have the power and authority to issue additional Class M Units in the future.

(b)    Rights of Class M Units. The Class M Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)     Initial Capital Account. The initial capital account with respect to each Class M Unit will be equal to the purchase price as set forth in the Contribution and Assumption Agreement, divided by the number of Class M Units issued to ETP Holdco.

(ii)     Allocations.

(A)    The holder of Class M Units shall not be entitled to receive (1) any allocations of ETP Holdco Items, and (2) except as otherwise provided in this Section 5.17(b)(ii), allocations of (a) Net Income pursuant to Section 6.1(a), (b) Net Loss pursuant to Section 6.1(b), or (c) Net Termination Gains or Net Termination Losses pursuant to Section 6.1(c).

(B)     For each taxable period, before the application of Section 6.1(d)(iii)(A), the holder of the Class M Units shall be allocated, pro rata in proportion to the number of Class M Units of the holder, items of Partnership gross income, gain, loss or deduction (other than from ETP Holdco Items and items of Partnership depreciation, amortization and cost recovery deductions) until the aggregate amount of such items allocated to the holders of the Class M Units pursuant to this Section 5.17(b)(ii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holder of the Class M Units pursuant to Section 5.17(b)(iii).

(C)    Items of Partnership depreciation, amortization and cost recovery deductions (other than from ETP Holdco Items) for the taxable period shall be allocated to the holder of Class M Units to the extent such items would be allocated to the holder of Class M Units as if each Class M Unit was treated as a Common Unit.

(D)    For each taxable period, after the application of Section 6.1(c)(i)(B) but before the application of Section 6.1(c)(i)(C), Net Termination Gain (other than from ETP Holdco Items) shall be allocated to the holder of the Class M Units, until the Capital Account of each Class M Unit is equal to the Class M Unit Issue Price.

(E)    For each taxable period, after the application of Section 6.1(c)(i)(B) but before the application of Section 6.1(c)(i)(C), and after making the allocations provided for in Section 5.17(b)(ii)(D), the holder of the Class M Units shall be allocated, 1% of the remaining aggregate Net Termination Gain (other than from ETP Holdco Items), if any, that is to be allocated pursuant to Section 6.1(c)(i)(C); provided, however, that an allocation shall only be made to the holder of Class M Units pursuant to this Section 5.17(b)(ii)(E) if the Capital Account of each Common Unit is equal to or greater than the Class M Unit Issue Price immediately prior to making such allocation.

(F)    For each taxable period, after the application of Section 6.1(c)(ii)(B), but before the application of Section 6.1(c)(ii)(C), the holders of the Class M Units shall be allocated Net Termination Loss (other than from ETP Holdco Items) until the Capital Account in respect of each Class M Unit has been reduced to zero.

(G)    For the purposes of effectuating the intent of the foregoing allocation provisions, the General Partner shall have the sole discretion to make special allocations of items of Partnership gross income, gain, loss or deductions among the General Partner and the Unitholders as it deems reasonable.

(iii)     Distributions.

(A)    For each taxable period, no portion of any Partnership cash distribution attributable to ETP Holdco Distributions shall be distributed to the Class M Units.

(B)    Commencing with the Class M Unit Issuance Date, the holder of the Class M Units as of an applicable Record Date shall be entitled to receive distributions (each, a “Class M Unit Quarterly Distribution”) prior to making any distributions pursuant to Section 6.3(e)(ii), in cash in an amount equal to the Class M Unit Distribution Rate on all Outstanding Class M Units. Distributions shall be paid Quarterly, in arrears, within forty-five (45) days after the end of each Quarter. Each Record Date established for paying a Class M Unit Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of other Partnership Interests pursuant to Section 6.3. If the Partnership is unable to pay the Class M Unit Quarterly Distribution with respect to any Quarter, (1) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash and (2) the balance of such accrued and unpaid distributions shall increase at a rate of 1.5% per annum, compounded quarterly, from the date such distribution was due until the date it is paid. For the avoidance of doubt, except as set forth in this Section 5.17(b)(iii)(B), the Class M Units will not be entitled to receive distributions.

(iv)     Voting Rights. Except as set forth in this Section 5.17(b)(iv) and Section 13.3(c) and except to the extent the Delaware Act gives the Class M Units a vote as a class on any matter, the Class M Units shall not have any voting rights. With respect to any matter on which the Class M Units are entitled to vote, each Class M Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Class M Units then Outstanding, amend, alter, modify or change this Section 5.17 (or vote or consent or resolve to take such action).

(v)     Redemption and Conversion Rights. The Class M Units will be perpetual and shall not have any rights of redemption or conversion.

(vi)     Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class M Units shall not be evidenced by certificates. Any certificates relating to the Class M Units that may be issued will be in such form as the General Partner may approve. The Class M Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.

(vii)     Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class M Units.”

(d)    Article V of the Partnership Agreement is hereby amended by adding a new Section 5.18 and a new Section 5.19 at the end thereof as follows:

“Section 5.18     Establishment of Series F Preferred Units.

(a)    General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units” (the “Series F Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.18. Each Series F Preferred Unit shall be identical in all respects to every other Series F Preferred Unit, except as to the respective dates from which the Series F Liquidation Preference shall increase or from which Series F Distributions may begin accruing, to the extent such dates may differ. The Series F Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series F Holder for conversion or, except as set forth in Section 5.18(b)(iv), redemption thereof at a particular date.

(b)    Rights of Series F Preferred Units. The Series F Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)     Series F Preferred Units.

(A)    The authorized number of Series F Preferred Units shall be unlimited. Series F Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(B)    The Series F Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series F Holder shall be entitled to receive a definitive Certificate evidencing its Series F Preferred Units, unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series F Preferred Units and the General Partner shall have not selected a substitute Depositary within sixty (60) calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series F Preferred Units, payments and communications made by the Partnership to Series F Holders shall be made by making payments to, and communicating with, the Depositary.

(ii)     Distributions.

(A)     Distributions on each Outstanding Series F Preferred Unit shall be cumulative and shall accumulate at the applicable Series F Distribution Rate from and including the Series F Original Issue Date (or, for any subsequently issued and newly Outstanding Series F Preferred Units, from and including the Series F Distribution Payment Date immediately preceding the issue date of such Series F Preferred Units) until such time as the Partnership pays the Series F Distribution or redeems such Series F Preferred Unit in accordance with Section 5.18(b)(iv), whether or not such Series F Distributions shall have been declared. Series F Holders shall be entitled to receive Series F Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series F Distribution Rate per Series F Preferred Unit when, as, and, if declared by the General Partner. Series F Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.18(b)(ii), shall be paid, in Arrears, on each Series F Distribution Payment Date (other than the initial Series F Distribution, which shall be paid on May 15, 2020). Series F Distributions shall accumulate in each Series F Distribution Period from and including the preceding Series F Distribution Payment Date (other than the initial Series F Distribution Period, which shall commence on and include the Series F Original Issue Date), to, but excluding, the next Series F Distribution Payment Date for such Series F Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series F Distributions at the Series F Distribution Rate. If any Series F Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series F Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. All Series F Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.18(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series F Distribution Period shall be for the account of the holders of Series F Preferred Units as of the applicable Series F Distribution Record Date.

(B)     Not later than 5:00 p.m., New York City time, on each Series F Distribution Payment Date, the Partnership shall pay those Series F Distributions, if any, that shall have been declared by the General Partner to Series F Holders on the Record Date for the applicable Series F Distribution. The Record Date (the “Series F Distribution Record Date”) for the payment of any Series F Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series F Distribution Payment Date, except that in the case of payments of Series F Distributions in Arrears, the Series F Distribution Record Date with respect to a Series F Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.18. So long as any Series F Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series F Junior Securities (other than a distribution payable solely in Series F Junior Securities) unless full cumulative Series F Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series F Preferred Units (and distributions on any other Series F Parity Securities) through the most recent respective Series F Distribution Payment Date (and distribution payment date with respect to such Series F Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.18(b)(ii)(B), if a distribution period with respect to a class of Series F Junior Securities or Series F Parity Securities is shorter than the Series F Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series F Junior Securities or Series F Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no Series F Distributions in Arrears, and (ii) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series F Preferred Units on the next successive Series F Distribution Payment Date. Accumulated Series F Distributions in Arrears for any past Series F Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series F Distribution Payment Date, to Series F Holders on the Record Date for such payment, which may not be less than 10 calendar days before such payment date. Subject to the next succeeding sentence, if all accumulated Series F Distributions in Arrears on all Outstanding Series F Preferred Units and all accumulated distributions in arrears on any Series F Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series F Preferred Units and accumulated distributions in arrears on any such Series F Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series F Preferred Units and any other Series F Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series F Preferred Units and any such other Series F Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series F Preferred Units and such other Series F Parity Securities at such time. Subject to Section 12.4 and Section 5.18(b)(v), Series F Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series F Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series F Distributions as described in Section 5.18(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series F Preferred Units. So long as the Series F Preferred Units are held of record by the Depositary or its nominee, declared Series F Distributions shall be paid to the Depositary in same-day funds on each Series F Distribution Payment Date or other distribution payment date in the case of payments for Series F Distributions in Arrears.

(C)    The Series F Distribution Rate for each Series F Reset Period will be determined by the Calculation Agent for the Series F Preferred Units using the Series F Five-year U.S. Treasury Rate, as of the applicable Series F Reset Distribution Determination Date for such Series F Reset Period. The Calculation Agent for the Series F Preferred Units then will add the spread of 5.134% per annum to the Series F Five-year U.S. Treasury Rate as determined by the Calculation Agent as of the applicable Series F Reset Distribution Determination Date for such Series F Reset Period. Promptly following such determination by the Calculation Agent for the Series F Preferred Units, the Calculation Agent shall notify the Partnership of the Series F Distribution Rate for such Series F Reset Period. Such Calculation Agent’s determination of any Series F Distribution Rate for each Series F Reset Period and its calculation of the amount of Series F Distributions for any Series F Reset Period will be (i) available on file at the principal offices of the Partnership beginning on or after the Series F First Call Date, (ii) made available to any Series F Holder upon request and (iii) final and binding on each Series F Holder in the absence of manifest error.

(D)    The Partnership will provide notice of the relevant Series F Five-year U.S. Treasury Rate as soon as practicable to the Transfer Agent and the Series F Holders.

(E)    Notwithstanding the foregoing, unless otherwise determined by the General Partner, Series F Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series F Distribution is made.

(iii)    Voting Rights.

(A) Notwithstanding anything to the contrary in this Agreement, the Series F Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.18(b)(iii) or as otherwise required by the Delaware Act.

(B)    Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series F Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series F Preferred Units; provided, however, that (i) subject to Section 5.18(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.18(b)(iii)(B) and (ii) for purposes of this Section 5.18(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series F Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series F Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series F Preferred Units.

(C)    Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series F Preferred Units, voting as a class together with holders of any other Series F Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series F Parity Securities (including any additional Series F Preferred Units) if the cumulative distributions payable on Outstanding Series F Preferred Units (or any Series F Parity Securities, if the holders of such Series F Parity Securities vote as a class together with the Series F Holders pursuant to this Section 5.18(b)(iii)(C)) are in Arrears or (y) create or issue any Series F Senior Securities.

(D)    For any matter described in this Section 5.18(b)(iii) in which the Series F Holders are entitled to vote as a class (whether separately or together with the holders of any Series F Parity Securities), such Series F Holders shall be entitled to one vote per Series F Preferred Unit. Any Series F Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(E)    Notwithstanding Section 5.18(b)(iii)(B) and Section 5.18(b)(iii)(C), no vote of the Series F Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series F Preferred Units at the time Outstanding.

(iv)    Optional Redemption; Series F Rating Event.

(A)    The Partnership shall have the right (i) on the Series F First Call Date or on any subsequent Series F Reset Date or (ii) at any time within 120 calendar days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series F Rating Event, in each case, to redeem the Series F Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 5.18(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series F Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series F Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (i) of this Section 5.18(b)(iv)(A)), or 102% (in the case of a redemption described in clause (ii) of this Section 5.18(b)(iv)(A)), of the Series F Liquidation Preference for such Series F Preferred Unit on such Series F Redemption Date plus an amount equal to all unpaid Series F Distributions thereon from the Series F Original Issue Date to, but excluding, the Series F Redemption Date (whether or not such distributions shall have been declared) (the “Series F Redemption Price”). So long as the Series F Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series F Redemption Price shall be paid by the Paying Agent to the Depositary on the Series F Redemption Date.

(B)    The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 calendar days and not more than 60 calendar days before the scheduled Series F Redemption Date to the Series F Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series F Preferred Units to be redeemed as such Series F Holders’ names appear on the books of the Transfer Agent and at the address of such Series F Holders shown therein. Such notice (the “Series F Redemption Notice”) shall state, as applicable: (1) the Series F Redemption Date, (2) the number of Series F Preferred Units to be redeemed and, if less than all Outstanding Series F Preferred Units are to be redeemed, the number (and in the case of Series F Preferred Units in certificated form, the identification) of Series F Preferred Units to be redeemed from such Series F Holder, (3) the Series F Redemption Price, (4) the place where any Series F Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series F Redemption Price therefor (which shall occur automatically if the Certificate representing such Series F Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series F Preferred Units to be redeemed shall cease to accumulate from and after such Series F Redemption Date.

(C)    If the Partnership elects to redeem less than all of the Outstanding Series F Preferred Units, the number of Series F Preferred Units to be redeemed shall be determined by the General Partner, and such Series F Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series F Preferred Units. The aggregate Series F Redemption Price for any such partial redemption of the Outstanding Series F Preferred Units shall be allocated correspondingly among the redeemed Series F Preferred Units. The Series F Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.18.

(D)    If the Partnership gives or causes to be given a Series F Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series F Preferred Units as to which such Series F Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series F Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series F Redemption Price to each Series F Holder whose Series F Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series F Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series F Redemption Notice. If a Series F Redemption Notice shall have been given, from and after the Series F Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series F Redemption Notice, all Series F Distributions on such Series F Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series F Preferred Units as Limited Partners with respect to such Series F Preferred Units to be redeemed shall cease, except the right to receive the Series F Redemption Price, and such Series F Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series F Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series F Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series F Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series F Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series F Redemption Notice, there shall be no redemption of any Series F Preferred Units called for redemption until funds sufficient to pay the full Series F Redemption Price of such Series F Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E)    Any Series F Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series F Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series F Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series F Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series F Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F)    Notwithstanding anything to the contrary in this Section 5.18, in the event that full cumulative distributions on the Series F Preferred Units and any Series F Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series F Preferred Units or Series F Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series F Holders and holders of any Series F Parity Securities. Subject to Section 4.9, so long as any Series F Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series F Junior Securities unless full cumulative distributions on the Series F Preferred Units and any Series F Parity Securities for all prior and the then-ending Series F Distribution Periods, with respect to the Series F Preferred Units, and all prior and then ending distribution periods, with respect to any such Series F Parity Securities, shall have been paid or declared and set aside for payment.

(v)    Liquidation Rights.

In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series F Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series F Senior Securities or Series F Parity Securities), (i) first, any accumulated and unpaid distributions on the Series F Preferred Units (regardless of whether previously declared) and (ii) then, any positive value in each such holder’s Capital Account in respect of such Series F Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series F Preferred Units is less than the aggregate Series F Base Liquidation Preference of such Series F Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series F Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series F Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series F Preferred Unit is equal to the Series F Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series F Parity Securities (including pursuant to Section 5.11(b)(v), Section 5.12(b)(v), Section 5.13(b)(v), Section 5.14(b)(v), Section 5.16(b)(v) and Section 5.19(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series F Preferred Units and such Series F Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series F Preferred Unit and such Series F Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series F Preferred Units is less than the aggregate Series F Base Liquidation Preference of such Series F Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series F Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series F Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series F Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series F Parity Securities (including pursuant to Section 5.11(b)(v), Section 5.12(b)(v), Section 5.13(b)(v), Section 5.14(b)(v), Section 5.16(b)(v) and Section 5.19(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series F Preferred Units and such Series F Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series F Preferred Unit and such Series F Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series F Preferred Units and any Series F Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series F Preferred Units shall become entitled to receive any distributions in respect of the Series F Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series F Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series F Senior Securities or Series F Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series F Preferred Units.

(vi)    Rank.

The Series F Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A)    senior to any Series F Junior Securities;

(B)    on a parity with any Series F Parity Securities;

(C)    junior to any other Series F Senior Securities; and

(D)    junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(vii)    No Sinking Fund.

The Series F Preferred Units shall not have the benefit of any sinking fund.

(viii)    Record Holders.

To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series F Holder as the true, lawful, and absolute owner of the applicable Series F Preferred Units for all purposes, and neither the General Partner, the Partnership, nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series F Preferred Units may be listed or admitted to trading, if any.

(ix)    Notices. All notices or other communications in respect of Series F Holders shall be sufficiently given (i) if given in writing and either delivered in person or by first class mail, postage prepaid, or (ii) if given in such other manner as may be permitted in this Section 5.18, the Partnership Agreement or by applicable law.

(x)    Other Rights; Fiduciary Duties.

The Series F Preferred Units and the Series F Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series F Holders, other than the implied contractual covenant of good faith and fair dealing.

Section 5.19     Establishment of Series G Preferred Units.

(a)    General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units” (the “Series G Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.19. Each Series G Preferred Unit shall be identical in all respects to every other Series G Preferred Unit, except as to the respective dates from which the Series G Liquidation Preference shall increase or from which Series G Distributions may begin accruing, to the extent such dates may differ. The Series G Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series G Holder for conversion or, except as set forth in Section 5.19(b)(iv), redemption thereof at a particular date.

(b)    Rights of Series G Preferred Units. The Series G Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)    Series G Preferred Units.

(A)    The authorized number of Series G Preferred Units shall be unlimited. Series G Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(B)    The Series G Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series G Holder shall be entitled to receive a definitive Certificate evidencing its Series G Preferred Units, unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series G Preferred Units and the General Partner shall have not selected a substitute Depositary within sixty (60) calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series G Preferred Units, payments and communications made by the Partnership to Series G Holders shall be made by making payments to, and communicating with, the Depositary.

(ii)    Distributions.

(A)    Distributions on each Outstanding Series G Preferred Unit shall be cumulative and shall accumulate at the applicable Series G Distribution Rate from and including the Series G Original Issue Date (or, for any subsequently issued and newly Outstanding Series G Preferred Units, from and including the Series G Distribution Payment Date immediately preceding the issue date of such Series G Preferred Units) until such time as the Partnership pays the Series G Distribution or redeems such Series G Preferred Unit in accordance with Section 5.19(b)(iv), whether or not such Series G Distributions shall have been declared. Series G Holders shall be entitled to receive Series G Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series G Distribution Rate per Series G Preferred Unit when, as, and, if declared by the General Partner. Series G Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.19(b)(ii), shall be paid, in Arrears, on each Series G Distribution Payment Date (other than the initial Series G Distribution, which shall be paid on May 15, 2020). Series G Distributions shall accumulate in each Series G Distribution Period from and including the preceding Series G Distribution Payment Date (other than the initial Series G Distribution Period, which shall commence on and include the Series G Original Issue Date), to, but excluding, the next Series G Distribution Payment Date for such Series G Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series G Distributions at the Series G Distribution Rate. If any Series G Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series G Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. All Series G Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 5.19(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series G Distribution Period shall be for the account of the holders of Series G Preferred Units as of the applicable Series G Distribution Record Date.

(B)    Not later than 5:00 p.m., New York City time, on each Series G Distribution Payment Date, the Partnership shall pay those Series G Distributions, if any, that shall have been declared by the General Partner to Series G Holders on the Record Date for the applicable Series G Distribution. The Record Date (the “Series G Distribution Record Date”) for the payment of any Series G Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series G Distribution Payment Date, except that in the case of payments of Series G Distributions in Arrears, the Series G Distribution Record Date with respect to a Series G Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.19. So long as any Series G Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series G Junior Securities (other than a distribution payable solely in Series G Junior Securities) unless full cumulative Series G Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series G Preferred Units (and distributions on any other Series G Parity Securities) through the most recent respective Series G Distribution Payment Date (and distribution payment date with respect to such Series G Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.19(b)(ii)(B), if a distribution period with respect to a class of Series G Junior Securities or Series G Parity Securities is shorter than the Series G Distribution Period, the General Partner may declare and pay regular distributions with respect to such Series G Junior Securities or Series G Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no Series G Distributions in Arrears, and (ii) the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series G Preferred Units on the next successive Series G Distribution Payment Date. Accumulated Series G Distributions in Arrears for any past Series G Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series G Distribution Payment Date, to Series G Holders on the Record Date for such payment, which may not be less than 10 calendar days before such payment date. Subject to the next succeeding sentence, if all accumulated Series G Distributions in Arrears on all Outstanding Series G Preferred Units and all accumulated distributions in arrears on any Series G Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series G Preferred Units and accumulated distributions in arrears on any such Series G Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series G Preferred Units and any other Series G Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series G Preferred Units and any such other Series G Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series G Preferred Units and such other Series G Parity Securities at such time. Subject to Section 12.4 and Section 5.19(b)(v), Series G Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series G Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series G Distributions as described in Section 5.19(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series G Preferred Units. So long as the Series G Preferred Units are held of record by the Depositary or its nominee, declared Series G Distributions shall be paid to the Depositary in same-day funds on each Series G Distribution Payment Date or other distribution payment date in the case of payments for Series G Distributions in Arrears.

(C)    The Series G Distribution Rate for each Series G Reset Period will be determined by the Calculation Agent for the Series G Preferred Units using the Series G Five-year U.S. Treasury Rate, as of the applicable Series G Reset Distribution Determination Date for such Series G Reset Period. The Calculation Agent for the Series G Preferred Units then will add the spread of 5.306% per annum to the Series G Five-year U.S. Treasury Rate as determined by the Calculation Agent as of the applicable Series G Reset Distribution Determination Date for such Series G Reset Period. Promptly following such determination by the Calculation Agent for the Series G Preferred Units, the Calculation Agent shall notify the Partnership of the Series G Distribution Rate for such Series G Reset Period. Such Calculation Agent’s determination of any Series G Distribution Rate for each Series G Reset Period and its calculation of the amount of Series G Distributions for any Series G Reset Period will be (i) available on file at the principal offices of the Partnership beginning on or after the Series G First Call Date, (ii) made available to any Series G Holder upon request and (iii) final and binding on each Series G Holder in the absence of manifest error.

(D)     The Partnership will provide notice of the relevant Series G Five-year U.S. Treasury Rate as soon as practicable to the Transfer Agent and the Series G Holders.

(E)    Notwithstanding the foregoing, unless otherwise determined by the General Partner, Series G Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series G Distribution is made.

(iii)    Voting Rights.

(A)    Notwithstanding anything to the contrary in this Agreement, the Series G Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.19(b)(iii) or as otherwise required by the Delaware Act.

(B)    Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series G Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the powers, preferences, duties, or special rights of the Series G Preferred Units; provided, however, that (i) subject to Section 5.19(b)(iii)(C), the issuance of additional Partnership Securities (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.19(b)(iii)(B) and (ii) for purposes of this Section 5.19(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series G Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series G Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series G Preferred Units.

(C)    Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series G

Preferred Units, voting as a class together with holders of any other Series G Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series G Parity Securities (including any additional Series G Preferred Units) if the cumulative distributions payable on Outstanding Series G Preferred Units (or any Series G Parity Securities, if the holders of such Series G Parity Securities vote as a class together with the Series G Holders pursuant to this Section 5.19(b)(iii)(C)) are in Arrears or (y) create or issue any Series G Senior Securities.

(D)    For any matter described in this Section 5.19(b)(iii) in which the Series G Holders are entitled to vote as a class (whether separately or together with the holders of any Series G Parity Securities), such Series G Holders shall be entitled to one vote per Series G Preferred Unit. Any Series G Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(E)    Notwithstanding Section 5.19(b)(iii)(B) and Section 5.19(b)(iii)(C), no vote of the Series G Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series G Preferred Units at the time Outstanding.

(iv)    Optional Redemption; Series G Rating Event.

(A)    The Partnership shall have the right (i) on the Series G First Call Date or on any subsequent Series G Reset Date or (ii) at any time within 120 calendar days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series G Rating Event, in each case, to redeem the Series G Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 5.19(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series G Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series G Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (i) of this Section 5.19(b)(iv)(A)), or 102% (in the case of a redemption described in clause (ii) of this Section 5.19(b)(iv)(A)), of the Series G Liquidation Preference for such Series G Preferred Unit on such Series G Redemption Date plus an amount equal to all unpaid Series G Distributions thereon from the Series G Original Issue Date to, but excluding, the Series G Redemption Date (whether or not such distributions shall have been declared) (the “Series G Redemption Price”). So long as the Series G Preferred Units to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series G Redemption Price shall be paid by the Paying Agent to the Depositary on the Series G Redemption Date.

(B)    The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 calendar days and not more than 60 calendar days before the scheduled Series G Redemption Date to the Series G Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series G Preferred Units to be redeemed as such Series G Holders’ names appear on the books of the Transfer Agent and at the address of such Series G Holders shown therein. Such notice (the “Series G Redemption Notice”) shall state, as applicable: (1) the Series G Redemption Date, (2) the number of Series G

Preferred Units to be redeemed and, if less than all Outstanding Series G Preferred Units are to be redeemed, the number (and in the case of Series G Preferred Units in certificated form, the identification) of Series G Preferred Units to be redeemed from such Series G Holder, (3) the Series G Redemption Price, (4) the place where any Series G Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series G Redemption Price therefor (which shall occur automatically if the Certificate representing such Series G Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series G Preferred Units to be redeemed shall cease to accumulate from and after such Series G Redemption Date.

(C)    If the Partnership elects to redeem less than all of the Outstanding Series G Preferred Units, the number of Series G Preferred Units to be redeemed shall be determined by the General Partner, and such Series G Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series G Preferred Units. The aggregate Series G Redemption Price for any such partial redemption of the Outstanding Series G Preferred Units shall be allocated correspondingly among the redeemed Series G Preferred Units. The Series G Preferred Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 5.19.

(D)    If the Partnership gives or causes to be given a Series G Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series G Preferred Units as to which such Series G Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series G Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series G Redemption Price to each Series G Holder whose Series G Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series G Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series G Redemption Notice. If a Series G Redemption Notice shall have been given, from and after the Series G Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series G Redemption Notice, all Series G Distributions on such Series G Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series G Preferred Units as Limited Partners with respect to such Series G Preferred Units to be redeemed shall cease, except the right to receive the Series G Redemption Price, and such Series G Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series G Holders shall have no claim to the interest income, if any, earned on funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series G Preferred Units, that remain unclaimed or unpaid after one year after the applicable Series G Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series G Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series G Redemption Notice, there shall be no redemption of any Series G Preferred Units called for redemption until funds sufficient to pay the full Series G Redemption Price of such Series G Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E)    Any Series G Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series G Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series G Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series G Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series G Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F)    Notwithstanding anything to the contrary in this Section 5.19, in the event that full cumulative distributions on the Series G Preferred Units and any Series G Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series G Preferred Units or Series G Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series G Holders and holders of any Series G Parity Securities. Subject to Section 4.9, so long as any Series G Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series G Junior Securities unless full cumulative distributions on the Series G Preferred Units and any Series G Parity Securities for all prior and the then-ending Series G Distribution Periods, with respect to the Series G Preferred Units, and all prior and then ending distribution periods, with respect to any such Series G Parity Securities, shall have been paid or declared and set aside for payment.

(v)    Liquidation Rights.

In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series G Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series G Senior Securities or Series G Parity Securities), (i) first, any accumulated and unpaid distributions on the Series G Preferred Units (regardless of whether previously declared) and (ii) then, any positive value in each such holder’s Capital Account in respect of such Series G Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series G Preferred Units is less than the aggregate Series G Base Liquidation Preference of such Series G Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series G Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series G Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series G Preferred Unit is equal to the Series G Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series G Parity Securities (including pursuant to Section 5.11(b)(v),

Section 5.12(b)(v), Section 5.13(b)(v), Section 5.14(b)(v), Section 5.16(b)(v) and Section 5.18(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series G Preferred Units and such Series G Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series G Preferred Unit and such Series G Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series G Preferred Units is less than the aggregate Series G Base Liquidation Preference of such Series G Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series G Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series G Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series G Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series G Parity Securities (including pursuant to Section 5.11(b)(v), Section 5.12(b)(v), Section 5.13(b)(v), Section 5.14(b)(v), Section 5.16(b)(v) and Section 5.18(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series G Preferred Units and such Series G Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series G Preferred Unit and such Series G Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series G Preferred Units and any Series G Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series G Preferred Units shall become entitled to receive any distributions in respect of the Series G Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series G Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series G Senior Securities or Series G Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series G Preferred Units.

(vi)    Rank.

The Series G Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(A)    senior to any Series G Junior Securities;

(B)    on a parity with any Series G Parity Securities;

(C)    junior to any other Series G Senior Securities; and

(D)    junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(vii)    No Sinking Fund.

The Series G Preferred Units shall not have the benefit of any sinking fund.

(viii)    Record Holders.

To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series G Holder as the true, lawful, and absolute owner of the applicable Series G Preferred Units for all purposes, and neither the General Partner, the Partnership, nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series G Preferred Units may be listed or admitted to trading, if any.

(ix)    Notices. All notices or other communications in respect of Series G Holders shall be sufficiently given (i) if given in writing and either delivered in person or by first class mail, postage prepaid, or (ii) if given in such other manner as may be permitted in this Section 5.19, the Partnership Agreement or by applicable law.

(x)    Other Rights; Fiduciary Duties.

The Series G Preferred Units and the Series G Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series G Holders, other than the implied contractual covenant of good faith and fair dealing.”

(e)    Section 6.1(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(a)    Net Income. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i)    First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable years;

(ii)    Second, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders, in proportion to, and to the extent of the Net Loss allocated to such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders pursuant to Section 6.1(b)(iii) for all previous taxable years, until the aggregate amount of Net Income allocated to such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders pursuant to this Section 6.1(a)(ii) for the current and all previous taxable years is equal to the aggregate amount of Net Loss allocated to such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders pursuant to Section 6.1(b)(iii) for all previous taxable years; provided that in no event shall Net Income be allocated to any such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders to cause its Capital Account in respect of a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit, a Series E Preferred Unit, a Series F Preferred Unit or a Series G Preferred Unit to exceed the Series A Base Liquidation Preference, the Series B Base Liquidation Preference, the Series C Base Liquidation Preference, the Series D Base Liquidation Preference, the Series E Base Liquidation Preference, the Series F Base Liquidation Preference or the Series G Base Liquidation Preference in respect of such Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units or Series G Preferred Units;

(iii)    Third, 100% to the Unitholders (other than Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders), in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(iii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iv)    Fourth, the balance, if any, 100% to the Unitholders (other than Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders) in accordance with their respective Percentage Interests.”

(f)    Section 6.1(b) of the Partnership Agreement is hereby amended and restated as follows:

“(b)    Net Losses. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, Net Losses for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable year shall be allocated as follows:

(i)    First, 100% to the Unitholders (other than Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders), in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iv) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii)    Second, 100% to the Unitholders (other than Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders) in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(iii)    Third, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders, in proportion to their respective positive Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit and Series G Preferred Unit then Outstanding has been reduced to zero; and

(iv)    Fourth, the balance, if any, 100% to the General Partner.”

(g)    Section 6.1(c) of the Partnership Agreement is hereby amended and restated as follows:

“(c)    Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable year shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions pursuant to Section 6.3; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i)    If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.4(d)) such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A)    First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B)    Second, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit

and Series G Preferred Unit equals the Series A Base Liquidation Preference, the Series B Base Liquidation Preference, the Series C Base Liquidation Preference, the Series D Base Liquidation Preference, the Series E Base Liquidation Preference, the Series F Base Liquidation Preference or the Series G Base Liquidation Preference; and

(C)    Third, to all Unitholders (other than Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders), Pro Rata.

(ii)    If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.4(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A)    First, to all Unitholders (other than Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders) in accordance with their Percentage Interests until the Capital Account in respect of each Unit then Outstanding has been reduced to zero;

(B)    Second, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders, in proportion to their Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit or Series G Preferred Unit then Outstanding has been reduced to zero; and

(C)    Third, the balance, if any, 100% to the General Partner.”

(h)    Section 6.1(d) of the Partnership Agreement is hereby amended by adding a new subsections (xviii) and (xix) at the end thereof as follows:

“(xviii)    Series F Preferred Unit Issuance Premium Allocation. Income of the Partnership attributable to the issuance by the Partnership of a Series F Preferred Unit for an amount in excess of the Series F Liquidation Preference shall be allocated to the Unitholders (other than Series F Holders) in accordance with their respective Percentage Interests.

(xix)    Series G Preferred Unit Issuance Premium Allocation. Income of the Partnership attributable to the issuance by the Partnership of a Series G Preferred Unit for an amount in excess of the Series G Liquidation Preference shall be allocated to the Unitholders (other than Series G Holders) in accordance with their respective Percentage Interests.”

(i)    Section 6.3(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(a)    Within 45 calendar days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All Available Cash shall be distributed to all Unitholders, Pro Rata, except as otherwise required by Section 5.10(b)(iii),

Section 5.11(b)(ii), Section 5.12(b)(ii), Section 5.13(b)(ii), Section 5.14(b)(ii), Section 5.15(b)(iii), Section 5.16(b)(ii), Section 5.17(b)(iii), Section 5.18(b)(ii), Section 5.19(b)(ii) or Section 5.5(b) in respect of additional Partnership Securities issued pursuant thereto. For the avoidance of doubt, the General Partner Interest will not be entitled to any distributions made pursuant to this Article VI. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.”

(j)    Article VI of the Partnership Agreement is hereby amended by adding a new Section 6.10 and a new Section 6.11 at the end thereof as follows:

“6.10    Special Provisions Relating to Series F Holders.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series F Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.4 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.18(b)(iii) or as required by applicable law, or (ii) be entitled to any distributions other than as provided in Section 5.18(b)(ii).

6.11    Special Provisions Relating to Series G Holders.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series G Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.4 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.19(b)(iii) or as required by applicable law, or (ii) be entitled to any distributions other than as provided in Section 5.19(b)(ii).”

(k)    Section 7.6(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(a)    The General Partner or any of its Affiliates may lend to any Group Member and any Group Member may lend to the General Partner or any of its Affiliates, and any Group Member may borrow from the General Partner or any of its Affiliates and the General Partner or any of its Affiliates may borrow from any Group Member, funds needed or desired by the Group Member, the General Partner or any of its Affiliates, as applicable, for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case, when a Group Member is the borrowing party, the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), and when a Group Member is the lending party, the lending party may not charge the borrowing party interest at a rate lower than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner; provided further, however, that no Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member) if, at such time, the Partnership would not then be permitted pursuant to the terms of this Agreement to distribute an amount in cash equivalent to the principal amount of such loan to Partners other than Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders without also distributing cash amounts to the Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.”

(l)     Section 12.4(c) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(c)    All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) and that required to satisfy the Series A Liquidation Preference provided for under Section 5.11(b)(v), the Series B Liquidation Preference provided for under Section 5.12(b)(v), the Series C Liquidation Preference provided for under Section 5.13(b)(v), the Series D Liquidation Preference provided for under Section 5.14(b)(v), the Series E Liquidation Preference provided for under Section 5.16(b)(v), the Series F Liquidation Preference provided for under Section 5.18(b)(v) and the Series G Liquidation Preference provided for under Section 5.19(b)(v) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 calendar days after said date of such occurrence).”

(m)    Section 13.1(e) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(e)    a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions (other than Series A Distributions, Series B Distributions, Series C Distributions, Series D Distributions, Series E Distributions, Series F Distributions and Series G Distributions) are to be made by the Partnership;”

Section 2.    Ratification of Partnership Agreement. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3.    Governing Law. This Amendment No. 4 shall be governed by, and interpreted in accordance with the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

Section 4.    Severability of Provision. Each provision of this Amendment No. 4 shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment No. 4 that are valid, enforceable and legal.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment No. 4 has been executed effective as of the Effective Date.

GENERAL PARTNER:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partners, L.L.C.
its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

[Signature Page to Amendment No. 4 to Fifth Amended and Restated Agreement

of Limited Partnership of Energy Transfer Operating, L.P.]